Exhibit 2.4


Christopher R. Kaup, Esq. (014820)

TIFFANY & BOSCO, P.A.
1850 North Central Avenue
Fifth Floor
Phoenix, Arizona, 85004

Attorneys for Debtors and
         Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF ARIZONA

In re:                                  |    Chapter 11 Proceedings
                                        |
E-BIZ ENTERPRISES, INC.,                |    Case Nos. 01-11843-ECF CGC and
a Nevada corporation,                   |              01-11844-ECF-CGC
                      Debtor.           |
----------------------------------------|    (Jointly Administered)
                                        |
In re:                                  |    IMMATERIAL MODIFICATIONS
                                        |    TO AMENDED JOINT PLAN OF
JONES BUSINESS SYSTEMS, INC.,           |    REORGANIZATION AND
a Texas corporation,                    |    MEMORANDUM OF LAW IN
                      Debtor.           |    SUPPORT OF IMMATERIAL
----------------------------------------|    MODIFICATIONS


     E-Biz Enterprises, Inc. and Jones Business Systems, Inc., the Debtors and Debtors-in-Possession in the abovecaptioned Bankruptcy Cases (collectively, the "Debtors") hereby submit, pursuant to 11 U.S.C.ss.1127(a), these Immaterial Modifications to the Amended Joint Plan of Reorganization (the "Plan") filed on or about January 24, 2002 by the Debtors.

     The  Debtors  have  negotiated  with  the  Official  Unsecured   Creditors'
Committee (the "Committee") regarding the treatment of allowed unsecured claims in Class 8 of the Plan and the treatment of the allowed secured claim of The Canopy Group ("Canopy") in Class 1 of the Plan. The Debtors, the Committee and Canopy have agreed to certain modifications to the Plan, which do not negatively affect any creditors or parties-in-interest other than Canopy. Canopy, through
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the execution of this document by its attorney,  has agreed to the modifications set forth in detail below. These Immaterial Modifications are supported by the Memorandum of Law set forth herein.

     The Plan is, hereby, modified to provide as follows:

     (1)  Treatment of Allowed Unsecured Claims in Class 8

          (a) Each holder of an allowed unsecured claim shall receive equal quarterly payments, beginning on the date which is three months after the Effective Date of the Plan, over a period of two years which aggregate 7% of each such holder's allowed claim;

          (b) The securities in Securities Pool A to be distributed to the holders of allowed unsecured claims in Class 8 shall consist of: (i) 660,000 shares of the Reorganized Debtor's common stock (defined in the Plan as "New EBIZ Common Stock"); and (ii) 220,000 warrants to purchase the common stock of the Reorganized Debtor (defined in the Plan as "New I EBIZ Warrants"). The terms of those warrants shall provide for a two-year exercise period and a strike or exercise price of $0.65 per share.

     (2)  TREATMENT OF ALLOWED SECURED CLAIM OF CANOPY IN CLASS 1

          (a) The payments of principal and interest to Canopy that are to begin on November 1, 2002, shall be made quarterly and shall be reduced by $30,000.00 per quarter from the amount set forth in the Plan until such time as the payments to the holders of allowed claims I in Class 8 have been completed. That is, during the two-year payout to Class 8, the quarterly payments to Canopy shall be $129,090.00 (the currently pending Plan provides for monthly payments to Canopy equal to $53,030.00 ($159,090.00 every three months)).

          (b) Upon completion of the Class 8 payments to unsecured creditors, Canopy shall receive regular monthly payments equal to $53,030.00 (the amount provided in the currently pending Plan based upon a seven-year amortization).

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          (c) The Debtors, on behalf of their respective  Bankruptcy Estates and their successors and assigns, including the Reorganized Debtor, release and waive all claims and causes of action against Canopy about which they have knowledge or which they may obtain knowledge, including objections to Canopy's Claims.

     (3)  Warrants to Transition Management Team

     The terms of the New EBIZ Warrants to be issued to the Transition Management Team, as that term is defined in the Plan, pursuant to Article III(A) & (C) of the Plan, are modified to provide an exercise period of one year. The exercise price of those warrants shall remain at $0.65, as set forth in the Plan.

     (4)  Modifications to Specific Articles of the Plan

     Articles VI(A)(1)(B) & (2), VII(E)(1)(a) & (h) and XV of the Plan are, hereby, modified and amended in such a manner so as to give full effect to the immaterial modification set forth above.

                                MEMORANDUM OF LAW
                     IN SUPPORT OF IMMATERIAL MODIFICATIONS

I.   INTRODUCTION

     Section 1127 of the Bankruptcy Code provides that the proponent of a Plan may modify that Plan at any time before confirmation provided only that the Plan, as modified, meets the requirements of 11 U.S.C.ss.ss.1122 and 1123. The Debtors are the proponents of the Plan.

     The immaterial modifications made by the Debtors in this case do not in any way change the Plan so as to destroy or impair in any way its full compliance with Sections 1122 and 1123 of the Code. These modifications simply increase the amount of cash distributions to the holders of unsecured claims and provide for distribution of additional shares of common stock and better warrant terns to such creditors. The modifications, with the full consent of Canopy, also change the terms of repayment to Canopy so as to facilitate the additional amounts to be paid to the

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holders of allowed  unsecured claims as a result of these  modifications and the release of claims and causes of action the Bankruptcy Estate may hold against Canopy. The Debtors believe that no such claims or causes of action exist. Canopy required that waiver and release as a condition to making the concessions on the terms of repayment of its allowed secured claim that are necessary in order for the Reorganized Debtor to be able to perform on the additional obligations to holders of allowed claims in Class 8. Finally, the modifications extend the term of the warrants to be issued to the Transition Management Team. Except for the modifications made to the treatment accorded to the Class 1 allowed secured claim of Canopy, to which Canopy has consented in exchange for the release and waiver referenced above, no creditors or parties-in-interest are negatively affected by the Immaterial Modifications made by the Debtors to the Plan.

II. THE MODIFICATIONS COMPLY WITH SECTIONS 1122 AND 1123 AND NO FURTHER NOTICE IS REQUIRED BY THE BANKRUPTCY CODE AND RULES

     First, the modifications set forth above do not adversely change the treatment of any creditor or the interest of any equity security holder, which has not consented to these modifications. Second, the Plan, as modified, satisfies each of the required elements 11 U.S.C.ss.1123(a).

     Third, the Plan, itself,  contemplates that there may be modifications.  In
Article XVI, the Plan provides that: "the Debtor may propose amendments or modifications in accordance with 11 U.S.C. ss.1127(a)" prior to confirmation of the Plan. Thus, the Immaterial Modifications to the Plan made by the Debtors herein are consistent with the notice previously given to all creditors and parties-in-interest.

     Section 1127(a) of the Code provides that the proponent of a Chapter 11 Plan desiring to modify that plan may do so. The Historical and Revision Notes make it clear that compliance

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noticing  provision is not necessary if the modifications are so minor as not to require additional disclosure:

          Subsection (c) requires the proponent of a modification to comply with the disclosure provisions of section 1125. Of course, if the modification were sufficiently minor, the court might determine that additional disclosure was not required under the circumstances.

     Rule 3019, Fed.R.Bankr.P. (adopted after ss. 1127 was in place) addresses the application of 11 U.S.C. ss. 1127 and follows the Historical Note in that it EXPRESSLY AUTHORIZES the court to proceed without renoticing creditors or other parties-in-interest. It states:

          In a chapter 9 or chapter 11 case, after a plan has been accepted and BEFORE ITS CONFIRMATION, the proponent may file a modification of the plan. If the court finds after hearing on notice to the TRUSTEE, ANY COMMITTEE APPOINTED UNDER THE CODE and any other entity designated by the court THAT THE PROPOSED MODIFICATION DOES NOT ADVERSELY CHANGE THE
          TREATMENT OF THE CLAIM of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan.

(emphasis supplied).

III. CONCLUSION

     The Immaterial Modifications to the Plan, set forth herein, do not adversely affect any I creditor or party-in-interest except for Canopy, which has consented to these modifications. No further noticing of the Immaterial Modifications or the Plan, as modified, is necessary. Accordingly, the Court should confirm the Plan, as so modified.

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     RESPECTFULLY SUBMITTED this 3rd day of April, 2002.

                                        TIFFANY & BOSCO, P.A.

                                        BY /s/ C.K. #014820
                                           -------------------------------------
                                           Christopher R. Kaup, Esq.
                                           1850 North Central Avenue
                                           Suite 500
                                           Phoenix, Arizona, 85004
                                           Counsel for the Debtors


AGREED AND APPROVED:

/s/ R. David Grant
------------------------------
R. David Grant, Esq.
Counsel for The Canopy Group

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